                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
        Computation of Ratios of Earnings to Fixed Charges (continued)
                             (Dollars in millions)
                              ___________________

                                           Years Ended December 31,
                                ----------------------------------------------
                                 1993     1992       1991      1990      1989
                                ------   ------     ------    ------    ------
Earnings before
   income taxes and
   cumulative effect
   of accounting changes        $6,196   $ 8,608    $6,971    $6,311    $5,058

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                     (164)     (107)      (95)      (90)      (62)
Dividends from less than
   50% owned affiliates            151       125        72        71        34
Fixed charges                    1,716     1,736     1,899     1,941     1,971
Interest capitalized, net
   of amortization                 (13)       (3)      (11)        -        (8)
                                ------   -------    ------    ------    ------
Earnings available for
   fixed charges                $7,886   $10,359    $8,836    $8,233    $6,993
                                ======   =======    ======    ======    ======

Fixed charges:
Interest incurred:
   Consumer products            $1,502   $ 1,525    $1,711    $1,754    $1,810
   Financial services and
     real estate                    87        95        83        93        91
                                ------   -------    ------    ------    ------
                                 1,589     1,620     1,794     1,847     1,901

Portion of rent expense
   deemed to represent
   interest factor                 127       116       105        94        70
                                ------   -------    ------    ------    ------

Fixed charges                   $1,716   $ 1,736    $1,899    $1,941    $1,971
                                ======   =======    ======    ======    ======
Ratio of earnings to
   fixed charges                   4.6       6.0       4.7       4.2       3.5
                                ======   =======    ======    ======    ======

                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
              Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in millions)
                              ___________________

                                                 Three Months Ended
                                                   March 31, 1994
                                                 ------------------
Earnings before income taxes                            $2,043

Add (Deduct):
Equity in net earnings of less than 50% owned
   affiliates                                              (63)
Dividends from less than 50% owned
   affiliates                                               71
Fixed charges                                              388
Interest capitalized, net of amortization                   (2)
                                                        ------
Earnings available for fixed charges                    $2,437
                                                        ======

Fixed charges:
Interest incurred:
   Consumer products                                    $  337
   Financial services and real estate                       19
                                                        ------
                                                           356

Portion of rent expense deemed to represent
   interest factor                                          32
                                                        ------
Fixed charges                                           $  388
                                                        ======

Ratio of earnings to fixed charges                         6.3
                                                        ======